Consent of Independent Registered Public Accounting Firm


The Board of Trustees
Turner Funds:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement of the Turner Spectrum Fund.


                                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
July 13, 2009